Asset Purchase Agreement

1.	Purchase and Sale of Assets

1.1 Description of Assets
1.2 Exclusions
1.3 Intellectual Property Certifications

2.	Purchase Price and Allocation

3.	Payment of the Purchase Price and Adjustments to the Purchase Price

3.1 Payment of the Purchase Price
3.2 Adjustments to the Purchase Price
3.3 Holdback

4.	Assumption of Liabilities

4.1 Assumed Indebtedness
4.2 Other Obligations
4.3 Release of Vendor
4.4 Vendor’s Obligations and Liabilities

5.	Representations and Warranties of the Vendor and Wave Wireless

5.1 Capacity to Sell
5.2 Authority to Sell
5.3 Sale Will Not Cause Default
5.4 Assets
5.5 Books and Records
5.6 Material Change
5.7 Litigation
5.8 Conformity with Laws
5.9 Forward Commitments
5.10 Terms of Employment
5.11 Material Contracts
5.12 No Defaults
5.13 Accuracy of Representations
5.14 Non-Canadian Resident
5.15 Warranty Obligations
5.16 Ownership of Assets
5.17 Vendor’s GST Number

6.	Covenants of the Vendor

6.1 Determination of Net Book Values
6.2 Conduct of Business
6.3 Change of Name
6.4 Access by Purchaser
6.5 Procure Consents
6.6 Covenant of Indemnity

7.	Representations and Warranties of the Purchaser

7.1 Status of Purchaser
7.2 Authority to Purchase

8.	Covenants of the Purchaser

8.1 Offer Employment
8.2 Social Services Tax, Goods and Services Tax and the Income Tax Act
8.3 Consents

9.	Conditions Precedent to the Obligations of the Purchaser

9.1 Vendor’s and Wave Wireless’ Representations and Warranties
9.2 Vendor’s and Wave Wireless’ Covenants
9.3 Vendor’s and Wave Wireless’ Certificate
9.4 Consents

10.	Conditions Precedent to the Obligations of the Vendor and Wave Wireless

10.1 Purchaser’s Representations and Warranties
10.2 Purchaser’s Covenants
10.3 Consents of Third Parties

11.	Closing

11.1 Time and Place of Closing
11.2 Documents to be Delivered by the Vendor
11.3 Documents to be Delivered by the Purchaser

12.	Risk of Loss

13.	Further Assurances

14.	Set-Off

15.	Accounting Principles

16.	Notice

17.	Entire Agreement

18.	Assignment

19.	Time of the Essence

20.	Applicable Law

21.	Successors and Assigns

22.	Headings

Schedules

Schedule of Capital Assets, Operational Assets, Machinery & Equipment

Schedule of Intangible Property

Schedule of Material Contracts

Schedule of Employees Vendor’s Closing Certificate

THIS AGREEMENT is made the 17th day of October, 2006.

BETWEEN:

WaveRider Communications Inc., a Nevada Corporation, having a principal place of business at 255 Consumers Road, Suite 500, Toronto, Ontario, M2J 1R4.

(the “Vendor”)

AND:

Wave Wireless Corporation, a Delaware Corporation, which is the parent company of the Vendor, having a principal place of business at 255 Consumers Road, Suite 500, Toronto, Ontario, M2J 1R4.

(“Wave Wireless”)

AND: VCom Inc., a Canadian Corporation having a place of business at 4210 Commerce Circle, Victoria, BC, Canada, V8Z 6N6.

(“VCom” or the “Purchaser”)

BACKGROUND

A.	The Vendor carries on business which includes the sales, marketing and distribution of a line of 900 MHz radios and related products and peripheral equipment and holds other assets not directly related to the 900 MHz radios and related products and peripheral equipment (the “Vendor’s Business”).

B.	The Vendor is a wholly owned subsidiary of Wave Wireless.

C.	VCom supplies the Vendor and Wave Wireless with products pursuant to a supply agreement dated July 1, 2006 and entered into by VCom and Wave Wireless (the “Supply Agreement”).

D.	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, subject to certain exceptions listed in this Agreement, the assets of the Vendor’s Business related to the 900 MHz radios and related products and peripheral equipment (the “900 MHz Product Line”), on the terms and subject to the conditions provided in this Agreement.

E.	Wave Wireless is the parent company of the Vendor, is the registered holder in trust for the Vendor of certain intellectual property associated with 900 MHz Product Line, and has become a party to this Agreement for the purpose of making representations and warranties with respect to the Vendor’s Business and the transactions contemplated by this Agreement jointly and severally with the Vendor.

TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement, the parties agree with the others as follows:

1.	Purchase and Sale of Assets

1.1 Description of Assets

Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, at closing, the undertaking and all the property and assets of the Vendor’s Business related to the 900 MHz Product Line. For greater clarity, such property and assets shall be defined as:

(a)	the capital assets described in the Schedule of Capital Assets, Operational Assets, Machinery & Equipment;

(b)	all inventories (the “Inventories”);

(c)	the trade accounts receivable and other debts owing to the Vendor in connection with the 900 MHz Product Line, and the full benefit of all securities for cash accounts, notes or debts (the “Receivables”);

(d)	customer lists;

(e)	the benefit of all unfilled orders received by the Vendor in connection with the Vendor’s Business, and all right, title and interest of the Vendor in, to and under the sales, reseller and other contracts, engagements or commitments in connection with the 900 MHz Product Line as set forth in the Schedule of Material Contracts (the “Material Contracts”);

(f)	all right and interest of the Vendor to all registered and unregistered trademarks, trade or brand names, copyrights, designs, restrictive covenants and other industrial or intellectual property used in connection with the 900 MHz Product Line (the “Intangible Property”), including, without limitation, the WaveRider website and domain name including all associated content, books and records, product manuals as well as all other marketing and technical materials with respect to the 900 MHz Product Line and the intangible property described in the Schedule of Intangible Property;

(g)	the goodwill of the 900 MHz Product Line and the right of the Purchaser to represent itself as carrying on the 900 MHz Product Line in continuation of and in succession to the Vendor and the right to use the name “WaveRider”or any variation thereof as part of or in connection with the 900 MHz Product Line (the “Goodwill”);

all of which are collectively called the “Assets”.

1.2 Exclusions

(i) Cash on hand or on deposit, (ii) amounts due and payable to Vendor or Wave Wireless from Wayne Anderson related to the sale of WaveRider Communications (Australia) Pty Ltd, (iii) the amounts held back in relation to the share purchase agreement between Wave Wireless and VCom, dated July 1, 2006 (the “Share Purchase Agreement”) and (iv) any other assets or claims of Vendor unrelated to the 900 MHz Product Line or not contemplated by the terms of this Agreement, shall be specifically excluded from the purchase and sale in this Agreement, and from the Assets.

1.3	Intellectual Property Registrations

The Vendor and Wave Wireless acknowledge that certain registrations in respect of the Intangible Property, including Federal Communications Commission and Industry Canada certifications, 900 MHz Product Line manuals and software licence agreements (collectively the “IP Certifications”), are registered in the name of Wave Wireless. Wave Wireless acknowledges that it holds the IP Certifications in trust for the Vendor. The Vendor agrees that its beneficial interest in the IP Certifications shall form part of the Assets sold to the Purchaser pursuant to this Agreement. Wave Wireless will use its best efforts to transfer its legal interest in the IP Certifications to the Purchaser at closing. In the event that the IP Certifications are not transferred by Wave Wireless to the Purchaser at closing, Wave Wireless agrees that the Purchaser shall be entitled to use the IP Certifications after closing. Wave Wireless further agrees that in the event that the IP Certifications are not transferred by Wave Wireless to the Purchaser at closing it will, post closing, provide such further and other documents and do such further and other things as may be required to transfer IP Certifications to the Purchaser.

2. Purchase Price and Allocation

The purchase price payable by the Purchaser to the Vendor for the Assets will be US$1,250,000 as adjusted under section 3.2, and shall be allocated as follows:

(a) to the capital assets, operational assets, machinery and equipment US$190,999;
(b) to the Inventories US$467,000, subject to adjustment in accordance with section 6.1;
(c) to the Receivables US$592,000 subject to adjustment in accordance with section 6.1; and
(d) to the Intangible Property, the Material Contracts and Goodwill, US$1.00.

3. Payment of the Purchase Price and Adjustments to Purchase Price

3.1 Payment of Purchase Price

The purchase price shall be paid and satisfied as follows:

(a)	in repayment to VCom of the monies owing by Wave Wireless or its affiliates to VCom

(the “Wave Wireless Account Payable”) for 900 MHz Product Line products invoiced by

VCom to Wave Wireless pursuant to the Supply Agreement provided, however, such amount shall be agreed to by the parties;

(b)	any applicable tax and similar withholdings;

(c)	any other adjustments contemplated in section 3.2 provided, however, such amount shall be agreed to by the parties; and

(d)	as to the balance of the purchase price, by wire transfer to the Vendor delivered at closing.

3.2	Adjustments to Purchase Price

The Purchase Price will be adjusted at closing to reflect changes from the financial information with respect to the 900 MHz Product Line provided by Wave Wireless to VCom as of September 7, 2006 (the “September 7, 2006 Operating Statements”) to reflect the net changes in the items in 3.2(a) and (b) below between September 7, 2006 and September 30, 2006.

The Purchase Price will be:

(a)	adjusted, dollar for dollar, for the difference between the amount of the good and collectible accounts receivable of the Business as at September 30, 2006 and $592,000. Any accounts receivable which have been outstanding for greater than 90 days as at the Closing date shall be deemed to be uncollectible receivables (the “Uncollectible Receivable”) for the purposes of this provision, provided that if the Purchaser receives any funds on account of Uncollectible Receivables, the Purchaser shall immediately release these funds to the Vendor.

(b)	adjusted, dollar for dollar, for the difference in the value of the inventory as at September 30, 2006 and US$467,000.

3.3	Holdback

The Vendor and Wave Wireless agree that the amount currently held back by VCom pursuant to the Share Purchase Agreement (the “Share Purchase Holdback”), net of any amounts to be retained by VCom pursuant to section 10.4 of the Share Purchase Agreement, shall represent the holdback to be retained by VCom in respect of this Asset Purchase Agreement (the “Asset Purchase Holdback”) and released by VCom to the Vendor pursuant to this section.

The Asset Purchase Holdback will be released by the Purchaser to the Vendor on the following terms:

(a)	Subject to section 3.3(c), if a Clearance Certificate fixing an amount equal to the portion of the Purchase Price is provided by the Vendor to the Purchaser within 90 days from Closing:

(i)	the Purchaser shall immediately release that portion of the Asset Purchase Holdback which exceeds 10% of the Purchase Price to the Vendor, subject to a dollar for dollar reduction for any amounts paid by the Purchaser to the Receiver General of Canada in satisfaction of the Purchaser’s withholding tax liability hereunder pursuant to Section 116 of the Tax Act; and

(ii)	the Purchaser shall release the balance of the Asset Purchase Holdback to the Vendor, subject to (a) a dollar for dollar reduction for any amounts paid by the Purchaser to the Receiver General of Canada in satisfaction of the Purchaser’s withholding tax liability hereunder pursuant to Section 116 of the Tax Act in addition to any such funds so paid by the Purchaser to the Receiver General of Canada pursuant to section 3.3(a)(i); and (b) a dollar for dollar reduction for any bona fide claims made by any 3rd party against the Assets, on the earlier of 90 days after Closing or the date, if any, on which the Vendor files for bankruptcy under the federal laws of the United States and/or Canada., on which date the balance of the Asset Purchase Holdback shall be paid as directed by the competent authority in any such bankruptcy proceeding or released to the Vendor

(b)	Subject to section 3.3 (c), if a Clearance Certificate fixing an amount equal to the portion of the Purchase Price is provided by the Vendor to the Purchaser after 90 days from Closing, the Purchaser shall immediately release the Asset Purchase Holdback to the Vendor subject to a dollar for dollar reduction for any amounts paid to the Receiver General of Canada in satisfaction of the Purchaser’s withholding tax liability hereunder pursuant to Section 116 of the Tax Act and, subject to the provisions in Section 3.3(a)(ii) above, a dollar for dollar reduction for any bona fide claims made by any 3rd party against the Assets.

(c)	Notwithstanding any other provision of this section, if a Clearance Certificate fixing an amount equal to the portion of Purchase Price has not been provided by the Vendor to the Purchaser as set out above on or before the 30th day after the end of the month in which the Closing Date occurs, the Purchaser shall remit that amount which is equal to 25% of the Purchase Price to the Receiver General for Canada as is required to satisfy the Purchaser’s withholding tax liability in respect of the purchase of the Assets from the Vendor pursuant to section 116 of the Tax Act, unless the Vendor provides evidence satisfactory to the Purchaser (acting reasonably) that the Canadian Minister of National Revenue has instructed that the no such portion of the Asset Purchase Holdback be remitted at such time.

(d)	In the event that Section 3.3(c) applies to defer the time at which amounts would otherwise be required to be remitted to the Receiver General for Canada, the provisions of Section 3.3(c) shall continue to apply to the Asset Purchase Holdback as if the reference to the date that such amounts are required to be remitted to the Receiver General for Canada were instead a reference to the new date set by the Canada Revenue Agency as the date for the remittance or the date remittance is otherwise required by law.

(e)	If the certificate limit in the Clearance Certificate provided to the Purchaser is less than (or is otherwise issued based upon the payment of an amount less than) the Purchase Price, the Purchaser shall remit 25% of the difference between the Purchase Price and the certificate limit shown in the Clearance Certificate to the Receiver General for Canada, in satisfaction of the Purchaser’s withholding tax liability in respect of the purchase of the Shares pursuant to section 116 of the Tax Act, and any funds remaining in the Asset Purchase Holdback after such payment shall be dealt with as provided in Sections 3.3(a) and (b).

(f)	In the event the Asset Purchase Holdback is insufficient to satisfy the dollar for dollar reduction for any amounts paid by the Purchaser to the Receiver General of Canada in satisfaction of the Purchaser’s withholding tax liability hereunder pursuant to Section 116 of the Tax Act and, subject to Section 3.3(a)(ii) above, the dollar for dollar reduction for any bona fide claims made by any 3rd party against the Assets, Wave Wireless and the Vendor agree, jointly and severally, to forthwith pay VCom the amount of any shortfall.

4. Assumption of Liabilities

4.1 Assumed Indebtedness

On and after closing the Purchaser shall assume and pay:

(a)	any potential severance or other human resources obligations with respect to certain employees of the 900 MHz Product Line that become employees of the Purchaser after closing;

(b)	the liability of the Vendor’s Business with respect to the warranty obligations associated with 900 MHz Product Line products sold by the Vendor or Wave Wireless to customers; and

(c)	the liability of the Vendor’s Business with respect to purchase commitments under the Supply Agreement, for product forecasted and/or ordered but uninvoiced by VCom related to the 900 MHz Product Line products.

(collectively, the “Assumed Indebtedness”)

4.2	Other Obligations

On and after closing the Purchaser shall assume, perform and discharge all obligations arising after closing under the Material Contracts (except as provided in section 4.3) and all other contracts, commitments or engagements which are entered into by the Vendor between the date of this Agreement and closing in the ordinary course of the 900 MHz Product Line and which are not prohibited by this Agreement or are consented to in writing by the Purchaser, and the Purchaser shall indemnify and save the Vendor harmless from all claims, demands, suits and actions under the Material Contracts in respect of events after closing.

4.3 Release of Vendor

At or before closing the Purchaser shall execute and deliver all such covenants and assurances with respect to the Assumed Indebtedness and with respect to the obligations assumed under section 4.2 as may reasonably be required in respect of the Assumed Indebtedness.

4.4 Vendor’s Obligations and Liabilities

The Vendor shall be responsible for the observance and performance of all obligations and payment of all expenses, costs and liabilities relating to the 900 MHz Product Line and the Assets and to the Employees other than those to be observed, performed or paid by the Purchaser as set out in this Agreement.

5. Representations and Warranties of the Vendor and Wave Wireless

The Vendor and Wave Wireless, jointly and severally, represent and warrant to the Purchaser as follows, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

5.1 Capacity to Sell

The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada , and has the power and capacity to own and dispose of the Assets and to carry on the Vendor’s Business as now being conducted by it, and to enter into this Agreement and carry out its terms to the full extent.

5.2 Authority to Sell

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendor and/or Wave Wireless, and this Agreement constitutes a legal, valid and binding obligation of the Vendor and/or Wave Wireless enforceable against the Vendor and/or Wave Wireless in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

5.3 Sale Will Not Cause Default

Neither the execution nor delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement will: becoming due or payable other than Ontario Social Service Tax payable by the Purchaser in connection with the purchase and sale.

(a)	violate any of the terms and provisions of the memorandum or articles of the Vendor and/or Wave Wireless, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor and/or Wave Wireless or any of the Assets; or

(b)	result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets

5.4 Assets

The Vendor owns and possesses and has a good marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances and other claims except as described in the Schedule of Material Contracts.

5.5 Books and Records

The books and records of the Vendor fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles , the financial position of the Vendor and/or Wave Wireless and all material financial transactions of the Vendor and/or Wave Wireless relating to the Vendor’s Business have been accurately recorded in those books and records.

5.6 Material Change

Since September 7, 2006 there has not been:

(a)	any material change in the financial condition of the Vendor’s Business, its liabilities or the Assets other than changes in the ordinary course of business, none of which has been materially adverse;

(b)	any damage, destruction, loss or other event (whether or not covered by insurance)

materially and adversely affecting the Assets or the Vendor’s Business;

The parties hereby agree and acknowledge that the Vendor’s Business has continued to deteriorate due to its financial condition and that such condition continues.

5.7 Litigation

There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor, threatened against or relating to the Vendor, the Vendor’s Business or any of the Assets, nor does the Vendor know of any reasonable basis for any such action, proceeding or inquiry.

5.8 Conformity with Laws

All governmental licences and permits required for the conduct in the ordinary course of the operations of the 900 MHz Product Line and the uses to which the Assets have been put, have been obtained and are in good standing and such conduct and uses are not in breach of any order, decree, statute, by-law, regulation, covenant, restriction, plan or permit, including those regulating the discharge of materials into the environment and the storage, treatment and disposal of waste or otherwise relating to the protection of the environment and the health and safety of persons. For greater certainty, the Assets have not been used in a manner which does or will give rise to any obligation of restoration or removal or any liability for the costs of restoration or removal or for the payment of damages to any third party.

5.9 Forward Commitments

All outstanding forward commitments by or on behalf of the Vendor and or Wave Wireless for the purchase or sale of the Inventories have been made in accordance with established price lists of the Vendor or its suppliers, or if otherwise, then in accordance with the Vendor’s normal business custom in varying those established price lists.

5.10 Terms of Employment

The Vendor is not a party to any collective agreement relating to the 900 MHz Product Line with any labour union or other association of employees, and no part of the Vendor’s Business has been certified as a unit appropriate for collective bargaining.

5.11 Material Contracts

The Schedule of Material Contracts contains a true and correct listing of each written or oral contract of the following types to be acquired or assumed by the Purchaser:

(a)	contracts or commitments out of the ordinary course of business;

(b)	contracts or commitments involving an obligation to pay in the aggregate $1,000 or more or of a duration greater than one year;

(c)	contracts or commitments affecting ownership of, or title to, or any interest in real estate or in personal property;

(d)	contracts or commitments in respect of the Intangible Property;

(e)	except as required by statute or regulation, contracts or commitments in respect of bonuses, incentive compensation, pensions, group insurance or employee welfare plans,

all of which are fully funded as determined by an independent and reputable firm of actuaries employed by the Vendor;

(f)	employment contracts or commitments other than unwritten employment contracts of indefinite duration entered into in the ordinary course of the Vendor’s Business.

5.12	No Defaults

Except as otherwise expressly disclosed in this Agreement or in any Schedule to this Agreement there has not been any default in any obligation to be performed under any Material Contract, each of which is in good standing and in full force and effect, unamended, except as set forth in the Schedule of Material Contracts.

5.13 Accuracy of Representations

No certificate furnished by or on behalf of the Vendor to the Purchaser at closing in respect of the representations, warranties or covenants of the Vendor will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the certificate not misleading.

5.14 Non-Canadian Resident

The Vendor is a non-resident of Canada within the meaning of the Income Tax Act and will provide the Purchaser with a Clearance Certificate issued by the Canadian Minister of National Revenue pursuant to Section 116 of the Tax Act (a “Section 116 Certificate”) fixing an amount equal to the Assets.

5.15 Warranty Obligations

With respect to the warranty obligations which are an Assumed Indebtedness pursuant to this Agreement:

(a)	the 900 MHz Product Line products which are under warranty are free from defects in design, materials and workmanship, are appropriately labeled and meet product specifications; and

(b)	there are no excessive failures or extraordinary defects associated with the 900 MHz

Product Line products which are under warranty which excessive failures or extraordinary defects may result in higher than normal return rates and extraordinary warranty obligations.

5.16	Ownership of Assets

All of the Assets associated with the 900 MHz Product Line are owned directly by the Vendor and the interest of Wave Wireless in the 900 MHz Product Line is indirectly through its ownership of all of the issued and outstanding shares of the Vendor.

5.17 Vendor’s GST Number

The Vendor’s GST Number is GST 85110 1964 RT001.

6. Covenants of the Vendor

6.1 Determination of Net Book Values

The Vendor shall determine as of the day immediately preceding closing, the net book value of the Receivables and Inventories in accordance with generally accepted accounting principles, and furnish to each of the Vendor and Purchaser evidence of such determination in a form satisfactory to the Purchaser.

6.2 Conduct of Business

Until closing, the Vendor and/or Wave Wireless shall conduct the Vendor’s Business diligently and only in the ordinary course and will use its best efforts to preserve the Assets intact, to keep available to the Purchaser its present employees and to preserve for the Purchaser its relationship with its suppliers, customers and others having business relations with it.

6.3 Change of Name

The Vendor shall cease using the name WaveRider or any variation thereof immediately following closing. Within 30 days after closing, Vendor shall take reasonable action to change its name to a name that does not include the word “WaveRider” or any variation thereof.

6.4 Access by Purchaser

The Vendor and/or Wave Wireless shall give to the Purchaser and Purchaser’s counsel, accountants and other representatives full access, during normal business hours throughout the period prior to closing, to all of the properties, books, contracts, commitments and records of the Vendor and/or Wave Wireless relating to the 900 MHz Product Line and the Assets, and shall furnish to the Purchaser during that period all such information as the Purchaser may reasonably request.

6.5 Procure Consents

The Vendor shall diligently take all reasonable steps required to obtain, before closing, all consents and approvals which are necessary to approve and complete the transactions contemplated by this Agreement including but not limited to consents to the assignments of the Material Contracts and any other of the Assets for which a consent is required.

6.6 Covenant of Indemnity

At closing the Vendor and Wave Wireless shall indemnify and save harmless the Purchaser from and against all claims by any employee of the Vendor not made an offer of employment under section 8.1 for wages, salaries, bonuses, pension or other benefits, severance pay, notice or pay in lieu of notice and holiday pay in respect of any period before closing.

7. Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor and Wave Wireless as follows, with the intent that the Vendor and Wave Wireless will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

7.1 Status of Purchaser

The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Canada Business Corporations Act, has the power and capacity to enter into this Agreement and carry out its terms.

7.2 Authority to Purchase

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

8. Covenants of the Purchaser

8.1 Offer Employment

The Purchaser covenants with the Vendor to offer employment at closing to the employees of the Vendor then employed in connection with the 900 MHz Product Line and listed in the Schedule of Employees.

8.2 Social Services Tax, Goods and Services Tax and the Income Tax Act

The Purchaser will be liable for and shall pay all provincial sales taxes and registration charges and transfer fees properly payable upon and in connection with the sale and transfer of the Assets by the Vendor to the Purchaser. At closing, each of the Purchaser and the Vendor shall make the elections provided for by s. 167 of the Excise Tax Act and s. 22 of the Income Tax Act, respectively, in the appropriate forms.

8.3 Consents

The Purchaser shall at the request of the Vendor execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to in section 6.6 and will assist and co-operate with the Vendor in obtaining the consents

9. Conditions Precedent to the Obligations of the Purchaser

All obligations of the Purchaser under this Agreement are subject to the fulfilment at or before closing of the following conditions:

9.1 Vendor’s and Wave Wireless’ Representations and Warranties

The Vendor’s representations and warranties contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be true at and as of closing as if such representations and warranties were made at and as of such time.

9.2 Vendor’s and Wave Wireless’ Covenants

The Vendor will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at closing.

9.3 Vendor’s and Wave Wireless’ Certificate

The Vendor will have delivered to the Purchaser a certificate of the Vendor, executed by its President, dated the time of closing, certifying in such detail as the Purchaser may specify to the fulfilment of the conditions set forth in sections 10.1 and 10.2.

9.4 Consents

The Purchaser will have received duly executed copies of the consents or approvals referred to in section 6.6.

The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before closing by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

10. Conditions Precedent to the Obligations of the Vendor and Wave Wireless

All obligations of the Vendor and/or Wave Wireless under this Agreement are subject to the fulfilment, before or at closing, of the following conditions:

10.1 Purchaser’s Representations and Warranties

The Purchaser’s representations and warranties contained in this Agreement will be true at and as of closing as though such representations and warranties were made as of such time.

10.2 Purchaser’s Covenants

The Purchaser will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before closing.

10.3 Consents of Third Parties

All consents or approvals required to be obtained by the Vendor and/or Wave Wireless for the purpose of selling, assigning or transferring the Assets will have been obtained, provided that this condition may only be relied upon by the Vendor if the Vendor has diligently exercised its best efforts to procure all such consents or approvals and the Purchaser has not waived the need for all such consents or approvals.

Each of the foregoing conditions is for the benefit of the Vendor and/or Wave Wireless and any such condition may be waived in whole or part by the Vendor and/or Wave Wireless at or before closing by delivering to the Purchaser a written waiver to that effect signed by the Vendor.

11. Closing

11.1 Time and Place of Closing

The closing of the purchase and sale and the other transactions contemplated by this Agreement (the “Closing”) will take place at the Time of Closing on the Closing Date at the offices of the Purchaser, or such earlier or later date and location as the parties may agree in writing.

11.2 Documents to be Delivered by the Vendor and/or Wave Wireless

At the closing the Vendor and/or Wave Wireless will deliver or cause to be delivered to the Purchaser:

(a)	all deeds of conveyance, bills of sale, transfer and assignments, in form and content satisfactory to the Purchaser’s counsel, appropriate to effectively vest a good and marketable title to the Assets in the Purchaser to the extent contemplated by this Agreement, and immediately registrable in all places where registration of such instruments is required;

(b)	all consents or approvals obtained by the Vendor and/or Wave Wireless for the purpose of validly assigning the Material Contracts;

(c)	possession of the Assets;

(d)	the certificate of the Vendor to be given under section 10.3;

(e)	the elections under s. 167 of the Excise Tax Act and s. 22 of the Income Tax Act in the appropriate;

(f)	duly executed releases of, or evidence to the reasonable satisfaction of the Purchaser as to the discharge of any and all liabilities which the Purchaser has not agreed to assume and which may be enforceable against any of the Assets being purchased under this Agreement;

(g)	copies of those resolutions of the directors of the Vendor and Wave Wireless required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Vendor and/or Wave Wireless under this Agreement;

11.3	Documents to be Delivered by the Purchaser

At the closing the Purchaser will deliver or cause to be delivered:

(a) the elections under s. 167 of the Excise Tax Act and s. 22 of the Income Tax Act in the appropriate forms;

(b) a wire transfer to the Vendor for that portion of the Purchase Price payable in cash.

12.	Risk of Loss

From the date of this Agreement to closing, the Assets will be and remain at the risk of the Vendor and Wave Wireless. If any of the Assets are lost, damaged or destroyed before closing, the Purchaser may, in lieu of terminating this Agreement under Article 10, elect by notice in writing to the Vendor and Wave Wireless to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction will be payable to the Purchaser and all right and claim of the Vendor and/or Wave Wireless to any such amounts not paid by closing will be assigned to the Purchaser.

13. Further Assurances

The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

14.	Set-Off

If, under this Agreement or any other agreement made between the Purchaser and the Vendor and/or Wave Wireless, or any document delivered under this Agreement or any other agreement made between the Purchaser and the Vendor and/or Wave Wireless, the Vendor and/or Wave Wireless becomes obligated to pay any sum of money to the Purchaser, then such sum may at the election of the Purchaser, and without limiting or waiving any right or remedy for the Purchaser under this Agreement, be set off against and will apply to any sum of money or security owed by the Purchaser to the Vendor and/or Wave Wireless until such amount has been completely set off.

15. Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants or the American Institute of Certified Public Accountants, as may be applicable, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with prior years.

16. Notice

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To the Vendor and Wave Wireless:	255 Consumers Road, Suite 500 Toronto, Ontario M2J 1R4 Attention: James Chinnick, CEO

To the Purchaser:	4210 Commerce Circle

Victoria, BC
V8Z 6N6
Attention: Corporate Counsel

or to such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivery if it is a business day and otherwise on the next succeeding business day and, if mailed in Canada, on the fifth business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

17. Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Agreement.

18. Assignment

This Agreement may not be assigned by any party without the prior written consent of the other party, which consent may be arbitrarily withheld.

19. Time of the Essence

Time will be the essence of this Agreement.

20.	Applicable Law

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

21. Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

22. Headings

The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the day and year first above written.

WAVERIDER COMMUNICATIONS INC. VCOM INCORPORATED

By:

Name: By:

Title:	Name:
Title:

WAVE WIRELESS CORPORATION

By:

Name:

Title: